Pricing Supplement 18 dated September 6, 2002	Rule 424(b)(3)
(To Prospectus dated March 22, 2000 and Prospectus Supplement dated March 22, 2000)	File No. 333-31502

PACCAR FINANCIAL CORP.
Medium-Term Notes, Series J—Floating Rate
 CUSIP# 69371RVU7

        We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Goldman, Sachs & Co.
☐	Banc of America Securities LLC
☐	Merrill Lynch & Co.
☐	Morgan Stanley Dean Witter
☐	Salomon Smith Barney
☒	ABN AMRO Corporation
☒	Wells Fargo Brokerage Services, LLC acting as ☒ principal ☐ agent at: ☒ varying prices related to prevailing market prices at the time of resale ☐ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	September 20, 2002
Agent's Discount or Commission: 0.20%	Maturity Date:	September 20, 2004
Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	Quarterly on the 20th or next Business day of Mar., Jun., Sept., and Dec., via modified following business day convention, commencing December 20, 2002

Calculation Agent:

Interest Calculation:
☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined
Initial Interest Reset Date: December 20, 2002
Interest Reset Date(s): Quarterly on the 20th or next business day of Mar., Jun., Sept., and Dec., via modified following business day convention commencing December 20, 2002

Interest Rate Basis:
☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR	☐	Treasury Rate
☐	CMT Rate		Designated LIBOR Page:	☐	Other (see attached)
	☐ CMT Telerate Page 7051		☐ LIBOR Reuters Page
	☐ CMT Telerate Page 7052		☒ LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency:
☐ Weekly Average
☐ Monthly Average

Index: 3 Month LIBOR
Spread (+/-): + 0.04%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:
☐	30/360 for the period from to .
☒	Actual/360 for the period from September 20, 2002 to September 20, 2004.
☐	Actual/Actual for the period from to .
Redemption:
☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).
Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐
        Issue Price:         %

Form: ☒ Book-Entry ☐ Certificated

Other Provisions: